Exhibit 99.1

                                                        NEWS RELEASE


                                               CONTACT FOR FURTHER INFORMATION:
                                                   JB Oxford Investor Relations
                                                                 (818) 907-6580
FOR IMMEDIATE RELEASE
April 25, 2005



                 JB OXFORD ANNOUNCES RECEIPT OF DELISTING NOTICE

LOS ANGELES - April 25, 2005 - JB Oxford Holdings, Inc. (Nasdaq: JBOH) announced that it received notice on April 19, 2005 from The NASDAQ Stock Market indicating that the Company was not in compliance with NASDAQ's requirements for continued listing set forth in NASDAQ Marketplace Rule 4310(c)(14) as a result of the Company's failure to timely file its annual Report on Form 10-K for its fiscal year ended December 31, 2004 with the Securities and Exchange Commission. While the notice did not by itself result in immediate delisting of the Company's common stock, NASDAQ stated in its notice that unless the Company requests a hearing with a NASDAQ Listing Qualifications Panel, the Company's common stock would be delisted from NASDAQ at the opening of business on April 28, 2005. In addition, the trading symbol for the Company's common stock was changed from "JBOH" to "JBOHE" effective as of the opening of business on April 21, 2005.

On April 21, 2005, the Company filed its Annual Report on Form 10-K with the Securities and Exchange Commission. On April 22, 2005, the Company was notified by The Nasdaq Stock Market that based upon the filing of its 2004 Form 10-K, it was now in compliance with Marketplace Rule 4310(c)(14) and accordingly the matter was closed. Accordingly, the Company's stock will not be delisted and the Company has been advised by The Nasdaq Stock Market that its stock will recommence trading under the symbol "JBOH" at the opening of business on April 26, 2005.

The Company also announces that its independent registered certified public accounting firm has issued an unqualified audit report with an explanatory paragraph as to the Company's ability to continue as a going concern due to its recurring operating losses, limited access to capital markets and significant pending litigation.


About JB Oxford Holdings, Inc.

      JB Oxford Holdings, Inc. offers market making and institutional trading services through its National Clearing Corp subsidiary. The Company's offices are located in Los Angeles, CA.



      This press release contains statements that are forward-looking, including comments on future business plans, investments, market conditions, revenue growth, expense management, and outlook. Any number of conditions may occur which would affect important factors in this analysis and materially change expectations. These factors include, but are not limited to, known and unknown risks, customer trading activity; changes in technology; success of cost-containment programs; ability to successfully identify, negotiate, close and integrate acquisitions and investment opportunities; shifts in competitive patterns; decisions with regard to products and services; changes in revenues and profits; and significant changes in the market environment. For a description of the foregoing and other factors, investors and others should refer to the company's filings with the U.S. Securities and Exchange Commission, including its annual report on Form 10-K for the year ended Dec. 31, 2004; and other periodic filings. JB Oxford undertakes no obligation to update the forward-looking statements contained herein to reflect changed events or circumstances after today's date.